FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES, INC.

ANNOUNCES COMPLETION OF ACQUISITION

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CINCINNATI, OH, January 17, 2006 - Great American Financial Resources, Inc. (NYSE: GFR) today announced that its subsidiary Great American Life Insurance Company has acquired the fixed annuity block written by Old Standard Life Insurance Company through a reinsurance transaction. As part of the assets transferred in the reinsurance transaction, Great American Life also acquired the stock of Old West Annuity and Life Insurance Company, an Arizona corporation. In total, Great American Life acquired statutory reserves of approximately $278 million and assets of approximately $287 million as of December 31, 2005, including a negative ceding commission of approximately $9 million.

In commenting on the transaction, S. Craig Lindner, Chief Executive Officer of the Company said, "We have made growth through acquisitions one of our major objectives for 2006. It is encouraging that we have completed our first transaction in early January. We intend to continue to pursue acquisition opportunities and are hopeful of being able to successfully complete more transactions this year. We will of course also continue our efforts to expand our businesses through organic growth."

GAFRI's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company, Loyal American Life Insurance Company, and Manhattan National Life Insurance Company. Through these companies, GAFRI markets fixed and variable annuities and a variety of supplemental and life insurance.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

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